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                                                                   EXHIBIT 23.01

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-37376, 33-43116, 33-47525, 33-71636, 33-77238, 33-83824,
33-59571, 333-17881, 333-04765, and 333-85213) pertaining to the 1986 Stock
Option Plan, the 1988 SuperMac Technology, Inc. Stock Option Plan, the Directors' Stock Option Plan, the 1990 Employee Stock Purchase Plan, the 1999 Employee Stock Purchase Plan, Non-Plan Stock Options and the 1995 Stock Option Plan, as amended, of Digital Origin, Inc. of our report dated November 3, 1999 with respect to the consolidated financial statements and schedule of Digital Origin, Inc. included in this Annual Report (Form 10-K) for the year ended September 30, 1999.

                                                /s/ ERNST & YOUNG LLP

San Jose, California
December 29, 1999


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